Exhibit 10.5

	Schedule (Lease Intended as Security)	Schedule
Banc of America Leasing & Capital, LLC	to Master Lease Agreement	Number 005

This Schedule ("Schedule"), dated as of   June 13,  2019,   between Banc of America Leasing & Capital, LLC ("Lessor") and Private National Mortgage Acceptance Company, LLC ("Lessee") is executed pursuant to Master Lease Agreement Number 30350-90000 dated December 9, 2015 (the “Master Lease”), incorporated in this Schedule by this reference.   Unless otherwise defined in this Schedule, capitalized terms used in this Schedule have the respective meanings assigned to such terms in the Master Lease.  If any provision of this Schedule conflicts with any provision of the Master Lease, the provisions contained in this Schedule shall prevail.  Lessee hereby authorizes Lessor to insert the serial numbers and other identification data of the Equipment, dates, and other omitted factual matters or descriptions in this Schedule.

1.   Description of Equipment; Location.  The Equipment subject to this Schedule, which has a cost to Lessor in the aggregate of $25,123,206.83,  which may include taxes, shipping, installation and other related expenses, if any (collectively "Lessor’s Cost"), are as follows:

Quantity	Description	Serial Number	Lessor's Cost

See attached Exhibit A

Location of Equipment.  The Equipment will be located or (in the case of over-the-road vehicles) based at the following locations:

Location	Address	City	County	State	ZIP

See attached Exhibit A

2.   Acceptance.  Lessee acknowledges and represents that the Equipment (a) has been delivered to, received and inspected by Lessee, (b) is in good operating order, repair, condition and appearance, (c) is of the manufacture, design and capacity selected by Lessee and are suitable for the purposes for which the Equipment are leased, and are acceptable and satisfactory to Lessee, (d) do not require any additions or modifications to make them suitable for use, other than ancillary modifications or additions normally made by lessees of similar assets, and are available for use and lease by Lessee and Lessor, and (e) have been irrevocably accepted as "Equipment" leased by Lessee under this Schedule as of the date written below (the "Acceptance Date").  Lessee hereby authorizes and directs Lessor to reimburse Lessee or pay Vendors for the purchase price of the Equipment in accordance with Vendors’ invoices therefor, receipt and approval of which are hereby reaffirmed by Lessee.

3.   Lease Term.  The original Lease Term for the Lease of Equipment under this Schedule consist of:  (i) an "Interim Term" (if any) beginning on the Acceptance Date, and continuing through and including the day preceding the Base Date; and (ii) a "Base Term" of thirty-six (36) months, beginning on  June 13,  2019 (the "Base Date").

4.   Rent.  Rent payable under this Schedule consists of:  (i) “Interim Rent”, which shall be due Lessor for each day of the interim Term and shall equal the daily equivalent of the initial Base Rent, and payable on the Base Date; and (ii) “Base Rent”, which shall be payable in arrears in thirty-six (36) consecutive monthly installments of the payment amount and interest (the "Payments") commencing on
July 13, 2019  (the “Initial Payment”).  Each Payment shall be in the principal amount of $697,866.86, plus interest as described in the following paragraph, and due and payable on the same day of the month as the Initial Payment set forth above in each succeeding payment period (each, a "Payment Date") during the Lease Term.  All interest hereunder shall be calculated on the basis of a year of 360 days comprised of 12 months of 30 days each.

Interest shall accrue on the entire Lessor’s Cost of this Schedule outstanding for any calendar month or portion thereof as reduced by each Payment of principal, at a per annum rate of interest equal to (i) two percent (2%) plus the rate of interest equal to the “average of interbank offered rates for dollar deposits in the London Market based on quotations of sixteen (16) major banks” for a term of thirty days as published in the Wall Street Journal under a heading entitled “Money Rates, London Interbank Offered Rates (LIBOR)” or any future or substitute heading, on the fifteenth day of the month preceding the month in which the Payment Date occurs for the applicable Payment, or (ii) if less, the highest rate of interest permitted by applicable law (the "Interest Rate").

5.     Tax Exemption; Personal Property Taxes. Lessor will invoice Lessee for all sales and use taxes as and when due and payable in accordance with applicable law, unless Lessee timely delivers to Lessor a valid exemption certificate with respect to such taxes.  Delivery of such certificate shall constitute Lessee's representation and warranty that no such taxes shall become due and payable with respect to the Equipment, and Lessee shall indemnify and hold harmless Lessor from and against any and all liability or damages, including late charges and interest which Lessor may incur by reason of the assessment of such taxes.  Notwithstanding any provision to the contrary in this Lease, Lessee shall file directly with all appropriate taxing authorities all declarations, returns, inventories and other documentation with respect to any personal property taxes due or to become due with respect to the Equipment ("Taxes") and shall pay on or before the date when due all such Taxes assessed, billed or otherwise payable with respect to such Equipment directly to such taxing authorities. Upon request by Lessor, Lessee shall provide Lessor with copies of satisfactory documentation and proof of payment of such Taxes, and any penalties and interest thereon, and any other liabilities and damages that Lessor may incur arising out of the failure of Lessee to pay when due such Taxes.  The indemnity and covenants set forth herein shall continue in full force and effect and shall survive the expiration or earlier termination of this Lease.

6.   Status of Lease as “Lease Intended as Security.”  Any provision of the Master Lease to the contrary notwithstanding, Lessor and Lessee acknowledge and agree that the Lease of Equipment under this Schedule is and is intended to be a transaction which creates a security interest in personal property in favor of Lessor, and shall be construed to constitute a lease intended as security for all commercial law and federal income and state tax purposes.  Lessee and Lessor further acknowledge and agree that:  (i) any right, title or interest of Lessor in and to the Equipment is held for collateral security purposes and that Lessor shall be entitled to all of the rights and remedies of a secured party under Article 9 of the UCC and otherwise provided under applicable law;  (ii) Section 7(c) of the Master Lease shall not be applicable to the Lease evidenced by this Schedule;  (iii) Lessee shall be treated for both federal and state income tax purposes as the owner of the Equipment and shall be entitled to take all of the tax benefits (including, without limitation, all depreciation deductions) that may be available with respect to the Equipment;  (iv) upon the payment and performance of all of Lessee’s Obligations under this Schedule, and provided that there then exists no Event of Default, Lessee shall not be obligated to return the Equipment to Lessor pursuant to the provisions of Section 8 of the Master Lease;  and (v) the last sentence of Section 12(a) of the Master Lease as it relates to the Lease evidenced by this Schedule is deleted and replaced with the following:  “Any payments received by Lessor after the occurrence of an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all costs, and (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the extent not previously paid by Lessee, to pay Lessor for any damages then remaining unpaid hereunder; and (C) the balance, if any, shall be paid to Lessee and/or other parties lawfully entitled thereto.”

7.   Further Representations and Agreements.  Lessee represents, warrants and agrees as follows: (a) all representations and warranties of Lessee contained in the Master Lease are restated as of the Acceptance Date and are true and correct as of such date;  (b) there has been no material adverse change in the operations, business, properties or condition (financial or otherwise) of Lessee or any Guarantor since December 31, 2018; (c) there exists no Default or Event of Default as of the Acceptance Date; and  (d) the operation and maintenance of any Equipment in the ordinary course by Lessee do not require the entry into any software or other intellectual property rights agreement with any licensor or other person, except as disclosed to Lessor in writing prior to the Acceptance Date.

8.   End of Lease Term Purchase.  At the end of the Base Term, or within 15 days thereafter, Lessee shall purchase the Equipment on an "AS IS, WHERE IS" quitclaim basis, without representations or warranties of any kind, express or implied, for the cash amount of one dollar ($1.00) ("Purchase Price").  Lessee shall pay Lessor the Purchase Price on or before the expiration of the Base Term in immediately available funds.

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BANC OF AMERICA LEASING & CAPITAL, LLC		PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

By:	/s/ Terri J. Preston	By:	/s/ Pamela Marsh

Printed Name:	Terri J. Preston	Printed Name:	Pamela Marsh

Title:	Senior Vice President	Title:	Managing Director, Treasurer

		Acceptance Date:	6/13	, 2019

Where multiple counterpart originals of this Schedule have been executed by Lessee and Lessor, only the counterpart marked “Lessor's Copy” shall be deemed chattel paper evidencing the Lease of Equipment subject to this Schedule, and a security interest in such chattel paper and Lease may be perfected through the transfer and possession of the “Lessor’s Copy” of such Schedule only, without the need to transfer possession of the Master Lease, any Related Agreement or any other document executed and delivered in connection with this Lease.